Exhibit 5.5

Amcor plc

83 Tower Road North

Warmley

Bristol BS30 8XP

United Kingdom

Amcor Finance (USA), Inc.

2801 SW 149th Avenue, Suite 350

Miramar, Florida 33027

United States

Amcor UK Finance plc

83 Tower Road North

Warmley

Bristol BS30 8XP

United Kingdom

Amcor Group Finance plc
83 Tower Road North
Warmley
Bristol BS30 8XP
United Kingdom

Amcor Pty Ltd

Level 11, 60 City Road

Southbank

Victoria 3006

Australia

Amcor Flexibles North America, Inc.

2301 Industrial Drive

Neenah, Wisconsin 54956

United States

29 May 2024

Dear Sir / Madam

Amcor UK Finance plc issue of EUR500,000,000 3.950% Senior Notes due 2032 guaranteed by Amcor plc, Amcor Finance (USA), Amcor Pty Ltd, Amcor Flexibles North America, Inc. and Amcor Group Finance plc (the Issue)

We have acted as Australian solicitors to Amcor plc in connection with the Relevant Document, upon whose instructions we have provided this Opinion. We have not examined any documents other than those in Schedule 1 and have not taken, and are not obliged to take, any steps to verify the assumptions contained in this Opinion. Schedule 2 contains the definitions used in this Opinion.

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehills.com DX 361 Sydney

1	Opinion

Based only upon the Documents referred to in Schedule 1 and subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

(a)	(existence) the Relevant Party is registered and validly existing under the laws of the Relevant Jurisdictions and is capable of suing and being sued in its corporate name;

(b)	(power) the Relevant Party has the corporate power to enter into and perform its obligations under the Indenture (including its obligations under the Indenture which arise as a result of the terms of the Officers Certificate); and

(c)	(authorisations) the Relevant Party has taken all necessary corporate action to authorise or ratify the execution of, and the performance of its obligations under, the Indenture (including its obligations under the Indenture which arise as a result of the terms of the Officers Certificate).

2	Assumptions

In this Opinion we have assumed the following matters (none of which limits any other assumption or any qualification):

(a)	(authenticity) that:

(1)	all signatures, confirmations, seals, dates, duty stamps and markings are authentic;

(2)	all Documents are complete and, if copies, conform to originals (and, in the case of a Document signed by the Relevant Party, all signature pages were attached to it at the time of signing); and

(3)	all statements made in the extracts and certificates referred to in Schedule 1 are correct and not misleading or deceptive;

(b)	(validity) that:

(1)	the Relevant Document constitutes a legal, valid and binding obligation of all Parties and is enforceable against all Parties in accordance with its terms under all applicable laws other than, in the case of the Relevant Party, the Relevant Laws;

(2)	each Document expressed to have any legal effect has taken, and is in, effect and is enforceable by and against all Parties in accordance with its terms;

(3)	any resolution, instruction, approval or consent evidenced by a Document was duly and properly passed or given, has not been varied or revoked, is properly recorded or described in the Document and is not subject to any right to set it aside or question its validity (whether due to any procedural irregularity, lack of power, breach of duty or otherwise); and

(4)	nothing has occurred to vary, terminate or otherwise affect any Document or its legal effect or any resolution, instruction, approval or consent evidenced by it;

(c)	(Relevant Party) that:

(1)	each assumption specified in section 129 of the Corporations Act is correct in relation to the Relevant Party and all things done in connection with the Relevant Party’s entry into and performance of the Documents and the transactions contemplated by them;

(2)	each person appearing from a Company Extract to be a director or company secretary of the Relevant Party was validly appointed on the date indicated in the Company Extract and is validly continuing in office and the information in the Company Extract is otherwise correct and up-to-date; and

(3)	no liquidator, administrator, receiver, receiver and manager or like officer has been (or will on the date of this Opinion be) appointed to the Relevant Party or any of its assets and the Relevant Party has not been (or will not on the date of this Opinion be) wound up or obtained protection from its creditors under any applicable laws (and we note that the Company Extract does not reveal, to the extent it would reveal, any such appointment or proceeding);

(d)	(other Parties) that each Party other than the Relevant Party:

(1)	is validly existing with legal personality, the capacity to sue and be sued in its own name and the capacity to enter into, exercise its rights and perform its obligations under the Relevant Document to which it is expressed to be a party;

(2)	has taken all necessary action to authorise the entry into and performance of the Relevant Document to which it is expressed to be a party; and

(3)	has validly executed the Relevant Document to which it is expressed to be a party;

(e)	(capacity of Parties) that no Party enters into a Document as a partner in a partnership, as agent for any principal or as trustee of any trust;

(f)	(choice of law and submission to jurisdiction) that each choice of law contained in the Documents is not made for the purpose of evading the application of any mandatory applicable law and is otherwise made in good faith and is not unconnected with the commercial realities of the transactions contemplated by the Documents;

(g)	(compliance) that:

(1)	no Party has contravened or will contravene any applicable law in entering into, issuing or performing or exercising its rights under any Relevant Document or Note or the Registration Statement (including the Prospectus) or the Prospectus Supplement or any transaction connected with a Relevant Document or Note or the Registration Statement (including the Prospectus) or the Prospectus Supplement (other than a contravention by the Relevant Party of a Relevant Law that is evident on the face of a Relevant Document);

(2)	without limiting paragraph 2(g)(1), no Relevant Party has contravened or will contravene Chapter 2E or Part 5C.7 or Part 2J.3 of the Corporations Act in entering into or performing any Relevant Document or any transaction connected with a Relevant Document; and

(3)	without limiting paragraph 2(g)(2), no Party has engaged or will engage in any misleading or deceptive conduct or other conduct prohibited by Part 7.10 of the Corporations Act in relation to the Relevant Document, the Notes, the Registration Statement (including the Prospectus), the Prospectus Supplement or the transactions contemplated by them;

(h)	(interpretation) that any Document governed by laws other than the Relevant Laws has the effect indicated by a plain reading of its words as those words would be understood by solicitors practising in the Relevant Jurisdictions;

(i)	(Relevant Laws) that all legislation is constitutionally valid and all subordinate legislation has been validly made in accordance with the enabling legislation; and

(j)	(other facts and laws) that there are no facts or circumstances not evident on the face of the Documents or any laws other than the Relevant Laws that would render any part of this Opinion incorrect.

3	Qualifications

This Opinion is subject to the following qualifications (none of which limits any other qualification or any assumption):

(a)	(enforceability) we express no opinion in relation to the enforceability of the Relevant Document;

(b)	(proprietary interests) we express no opinion as to whether a Document is effective to confer any right to or interest in any property, whether any steps are necessary under the Relevant Laws to protect or perfect any such right or interest, or whether any such right or provision relating to such a right would be enforceable as against any third party;

(c)	(other documents) we express no opinion in relation to any document other than a Relevant Document or on any provision of a Relevant Document or Note which requires compliance with a document other than a Relevant Document;

(d)	(exercise of jurisdiction) a court of a Relevant Jurisdiction:

(1)	may refuse to exercise jurisdiction in certain circumstances, including where the court determines that there is a more suitable forum or that any order made by the court would not be effective;

(2)	may stay actions or proceedings on the grounds of oppression or vexation or if the subject of the proceedings is concurrently before another court; and

(3)	may not necessarily refuse to exercise jurisdiction merely because a provision of a Document reserves jurisdiction to another forum or requires a dispute to be resolved by some other means;

(e)	(reliance on searches) we have relied upon on-line computer searches of:

(1)	records at ASIC made on 29 May 2024 in respect of the Relevant Party; and

(2)	the insolvency notices publication website publishednotices.asic.gov.au maintained by the Australian Securities and Investments Commission made on 29 May 2024 in respect of the Relevant Party,

however, those records are not necessarily complete or up-to-date. We have not made any other searches of any other records (public or otherwise); and

(f)	(Relevant Laws) we have considered only those Relevant Laws that are applicable to companies generally and assumed no other laws would render any part of this Opinion incorrect.

4	Benefit and reliance

(a)	This Opinion is given for the sole benefit of each addressee personally and only in relation to the Relevant Document and the Notes and, except with our prior written consent, may not be:

(1)	transmitted or disclosed to any other person;

(2)	used or relied upon by any other person or used or relied upon by you for any other purpose; or

(3)	filed with any government agency or other person or quoted or referred to in any public document.

(b)	We hereby consent to the filing of this Opinion as an exhibit to the Current Report on Form 8-K to be filed by Amcor plc on the date hereof and the incorporation by reference thereof into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

(c)	This Opinion is strictly limited to the matters stated in it and does not apply by implication to other matters. Without limitation, this Opinion does not deal with whether the Documents achieve the commercial intention of the parties, whether any statements of fact in the Documents are complete, accurate or relevant, whether there are reasonable grounds for any opinion or statement as to any future matter in the Documents or with the effect, completeness or extent of application of the assumptions and qualifications contained in this Opinion. In providing this Opinion, we have no obligation to advise any person of these matters.

(d)	This Opinion is given on the basis of the actual knowledge of the partner who signs it (having made enquiry of those solicitors reporting to that partner who have been directly engaged on the matters dealt with in this opinion). We are not liable if any other partner or solicitor of this firm has any knowledge which would render our assumptions or qualifications incorrect; we have not made any investigation as to whether any such partner or solicitor has any such knowledge.

(e)	This Opinion is given in respect of and is limited to the Relevant Laws as applied by the courts of the Relevant Jurisdictions which are in force at 9.00am on the date of this letter. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws or any documents, facts or circumstances coming to our attention after the date of this Opinion or to otherwise update this Opinion.

Yours sincerely

/s/ Herbert Smith Freehills

Patrick Lowden

Partner

Herbert Smith Freehills

+61 2 9225 5647

+61 405 150 647

patrick.lowden@hsf.com

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Schedule 1 – Documents

Relevant Document

1	an electronic scanned copy (sent to us by email) of a counterpart (executed by the Relevant Party) of the Indenture (Indenture) dated as of 29 May 2024 between Amcor UK Finance plc. as Issuer, Amcor plc as the Parent Guarantor, the Relevant Party and others as the Initial Subsidiary Guarantors (such parties being the Amcor Entities) and Deutsche Bank Trust Company Americas (the Indenture Trustee);

Other Documents

2	an electronic scanned copy (sent to us by email) of the underwriting agreement between each of the Amcor Entities and Citigroup Global Markets Limited, Wells Fargo Securities International Limited, BNP Paribas, HSBC Bank plc and Merrill Lynch International as Representatives of the several underwriters named in Schedule 1 thereto, dated 22 May 2024 (Underwriting Agreement);

3	an officer’s certificate being delivered pursuant to Sections 102, 201, 301 and 303 of the Indenture establishing the terms of the Notes dated 29 May 2024 (Officers Certificate);

4	an electronic copy (sent to us by email) of the Registration Statement (including the Prospectus) filed by each of the Amcor Entities on 6 June 2023 (File No. 333-272449), as amended by Post-Effective Amendment No. 1 (Registration Statement);

5	an electronic copy (sent to us by email) of the Prospectus Supplement dated 22 May 2024 (Prospectus Supplement);

6	an electronic copy of the Current Report on Form 8-K to be filed by the Issuer with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Notes (Current Report);

7	a secretary’s certificate of the Relevant Party dated 29 May 2024, certifying copies of:

•	the constitution of the Relevant Party (the Constitution);

•	the circular resolutions of the board of the Relevant Party dated 12 May 2023 and 16 May 2024;

•	the certificate of an approving officer of the Relevant Party relating to the form and terms of the Notes and the Relevant Party’s guarantee; and

•	the power of attorney granted by the Relevant Party and dated 16 May 2024; and

8	the documents arising from the searches at the Australian Securities and Investments Commission referred to in paragraph 3(e).

Schedule 2 – Definitions

Term	Meaning
Amcor Entities	1 the Relevant Party; 2 Amcor plc; 3 Amcor UK Finance plc; 4 Amcor Group Finance plc; 5 Amcor Finance (USA), Inc.; and 6 Amcor Flexibles North America, Inc.
ASIC	the Australian Securities and Investments Commission.
Australia	the Commonwealth of Australia.
Company Extract	the documents referred to in Schedule 1(8).
Corporations Act	the Corporations Act 2001 (Cth) of Australia.
Document	a document referred to in Schedule 1.
Guarantee	The guarantee provided by each Guarantor under the Indenture in support of the Notes.
Guarantors	1 the Relevant Party; 2 Amcor Group Finance plc; 3 Amcor Flexibles North America, Inc.; 4 Amcor plc; and 5 Amcor Finance (USA) Inc..
Indenture	the meaning given in Schedule 1(1).
Indenture Trustee	the meaning given in Schedule 1(1).

Term	Meaning
Issuer	Amcor UK Finance plc.
Note	a note forming part of the Issue and issued under the and in accordance with the Relevant Document and the Underwriting Agreement.
Opinion	this letter.
Party	a party, or entity described as a party, to a Document or who is expressed to have the benefit of a Document, including any principal as agent for whom another party expressly enters into the Document.
Prospectus Supplement	the document referred to in Schedule 1(5).
Registration Statement	the document referred to in Schedule 1(4).
Relevant Document	the Indenture, including the Guarantee.
Relevant Jurisdiction	as the context requires, New South Wales and Australia.
Relevant Laws	the laws of the Relevant Jurisdictions.
Relevant Party	Amcor Pty Ltd (ACN 000 017 372).
Underwriting Agreement	the document referred to in Schedule 1(2).